Law Offices of
                   WARREN J. SOLOSKI
               A Professional Corporation
             11300 West Olympic Blvd., Suite 800
                Los Angeles, California 90064
                   (310) 477-9742

March 19, 2002


Board of Directors
Crafty Admiral Enterprises, Ltd.
403- 1608 Yew Street
Vancouver, B.C., Canada V6K 3E7

RE:  Registration Statement on Form 10SB12G

Dear Board Members:

I have acted as counsel to Crafty Admiral Enterprises, Ltd. (the "Company") in connection with the registration of the Company's Common Stock, pursuant to a Form 10SB12G Registration Statement, to be filed with the Securities and Exchange Commission (the "Registration Statement") and related documents. You have requested my opinion as to certain matters in connection with said Registration Statement.

In my capacity as counsel to the Company, I have examined and am familiar with the originals or copies, the authenticity of which have been established to my satisfaction, of all documents, corporate records and other instruments I have deemed necessary to express the opinions hereinafter set forth.

Based on the foregoing, and upon consideration of applicable law, it is my opinion that the 7,000,000 Shares issued by the Company were duly authorized, validly issued, are fully paid and non-assessable.

Furthermore, I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in such Registration Statement, and the Prospectus included therein, under the heading "Legal Matters".

Very truly yours,
/s/ Warren J. Soloski, Esq.


WJS: